Exhibit 5.1

TOTVS S.A. Registration Statement Form F-4

São Paulo, October 15, 2020

To:

TOTVS S.A.

Avenida Braz Leme, 1000

02511-000 Casa Verde, São Paulo - SP

Brazil

Ladies and Gentlemen:

We have acted as Brazilian counsel to TOTVS S.A., a public company organized under the laws of the Federative Republic of Brazil (“TOTVS” or “Company”). In connection with its Form F-4 registration statement (“Registration Statement”) filed on October 15, 2015, before the Securities and Exchange Commission, relating to the vote by holders of shares (including the shares underlying the ADSs) of Linx S.A. (“Linx”) at an extraordinary general shareholders’ meeting of Linx (“Linx Extraordinary General Shareholders’ Meeting”), at which such shareholders will be asked to consider and vote upon a proposal to approve a business combination between Linx and the Company, as contemplated by the terms and conditions of the Protocol and Justification of the Merger of the Shares of Linx S.A. by Katrina Participações S.A., followed by the merger of Katrina Participações S.A. by Totvs S.A. (“Protocol and Justification”) pursuant to which Linx will become a wholly owned subsidiary of TOTVS (“Merger”).

For the purpose of clarification, all capitalized terms used but not otherwise defined in this opinion have the meaning given to such terms in the Registration Statement.

Pursuant to the Protocol and Justification, upon the completion of the Merger and subject to the withdrawal rights described in the Registration Statement, holders of Linx’s Shares will receive one (1) TOTVS’ Shares (“New TOTVS’ Shares”) and six reais and twenty cents (R$ 6.20), adjusted as described in the Registration Statement, for each Linx’s Share they hold.

The Linx Extraordinary General Shareholders’ Meeting will be called for the holders of Linx’s Shares to consider and vote upon, among other matters: (i) the approval of the Merger, pursuant to which Linx will become a wholly owned subsidiary of TOTVS, as provided for in the Protocol and Justification; (ii) the approval of the terms and conditions of the Protocol and Justification; (iii) the approval of the waiver of a mandatory tender offer as provided for by article 43 of the Linx’s By-laws; and (iv) the authorization for the subscription by Linx’s executive officers on behalf of Linx’s shareholders of new shares to be issued by the Holding, as well as any additional actions required to implement the Protocol and Justification and the Merger (“Linx Merger Approvals”).

An extraordinary general shareholders’ meeting of TOTVS (“TOTVS Extraordinary General Shareholders’ Meeting”) will be called for the holders of TOTVS’ Shares to consider and vote upon: (i) the approval of the capital increase of the Katrina Participações S.A. (“Katrina”); (ii) the approval of the Protocol and Justification; (iii) the approval of the Appraisal Report of Katrina; (iv) the approval of the merger of Katrina into TOTVS, as contemplated by the Protocol and Justification; (iv) the authorization for the subscription, by Katrina’s executive officers on behalf of Katrina’s shareholders, of new shares to be issued by TOTVS; and the amendment to TOTVS’ By-laws to reflect the increase of the share capital corresponding to the issuance of the New TOTVS´ Shares (the “TOTVS Merger Approvals”).

With the aim of giving the opinions set forth herein, we have examined and/or relied upon copies of the following documents:

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(1)	the By-laws of the Company, as approved by the meeting of the Company’s shareholders held on April 27, 2020 (“TOTVS’ By-laws”);

(2)	the By-laws of Linx, as approved by the meeting of the Linx’s shareholders held on April 30, 2020 (“Linx’s By-laws”);

(3)	the minutes of meeting of the board of directors of TOTVS held on August 13, 2020, which approved the Merger proposal;

(4)	the Registration Statement; and

(5)	the Protocol and Justification.

In this letter, the documents listed in items (4) and (5) above are jointly referred to as the “Transaction Documents”.

In our examination we have, with your consent, assumed without any independent investigation or verification of any kind, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified, photostatic, electronic or facsimile copies or of which an extract was submitted.

In addition, we have assumed that: (i) the due authorization, execution and delivery of the Transaction Documents by each of the parties thereto, (ii) the performance of the obligations by each party to the Transaction Documents is within the capacity and powers of each such party, (iii) the validity and enforceability of the Transaction Documents under the laws to which they are expressed to be governed, insofar as any obligation expressed to be incurred under any of the Transaction Documents is to be performed in or is otherwise subject to the laws of any jurisdiction other than Brazil, the legality of such performance under the laws of such jurisdiction, (iv) that each of the parties to the Transaction Documents has been duly organized and established and is validly existing under the laws of the jurisdiction of its incorporation at the date of execution of the relevant Transaction Documents, (v) except for the Conditions Precedent to the Completion of the Transaction, set forth in Section 3 of the Protocol and Justification, each of the parties to the Transaction Documents has all necessary regulatory and other approvals, exemptions, licenses and authorizations to perform its obligations under the Transaction Documents to which it is a party, (vi) that there are no other documents, agreements or other arrangements involving any of the parties to the Transaction Documents that may in any way affect the opinions expressed herein; (vii) the TOTVS’ By-laws and the Linx’s By-laws have not been amended or modified in any way since April 27, 2020 and April 30, 2020, respectively; and (viii) the TOTVS Extraordinary General Shareholders’ Meeting and the Linx Extraordinary General Shareholders’ Meeting will be duly called pursuant to the terms and conditions set forth in the TOTVS’ By-laws and the Linx’s By-laws, respectively, and in accordance with Brazilian laws and regulations.

We have assumed that there are no other documents, agreements or other arrangements involving any party or other relevant instrument that may in any way affect the opinions expressed herein. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of Linx.

We are qualified to practice law in Brazil only and therefore the opinions expressed in this letter are limited to questions arising under the laws of Brazil. This opinion does not cover any questions arising under or relating to any laws other than the laws of Brazil as in effect at the date of this opinion and we have assumed that there is nothing in any other law that affects our opinion. In particular, we have made non independent investigation of the laws of the State of New York or Federal Laws of the United States of America, as a basis for the opinions stated herein and do not express or imply any opinion on such laws.

This opinion is dated as of today and we also expressly disclaim any responsibility to advise you or the holders of any securities issued by you or the holders of any other security that underlies any securities issued by you, with respect to any developments, modifications or circumstances of any kind occurring after the

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date hereof, even though such development or modification may affect the legal analysis, legal conclusion or any other matter set forth in or relating to this opinion letter.

We express no opinion as to any agreement, instruments or other documents other than as specified in this letter. This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

Based on the above assumptions, we are of the opinion that upon (i) the satisfaction of each of the Conditions Precedent to the Completion of the Transaction set forth in Section 3 of the Protocol and Justification, (ii) the approval of the Linx Merger Approvals by the holders of Linx’s Shares at the Linx Extraordinary General Shareholders Meeting, pursuant to the approval quorum set forth in the Linx’s By-laws and Brazilian Federal Law No. 6,404, of December 15, 1976 (“Brazilian Corporations Law”); (iii) the approval of the TOTVS Merger Approvals by the holders of TOTVS’ Shares at the TOTVS Extraordinary General Shareholders Meeting, pursuant to the approval quorum set forth in the TOTVS’ By-laws and the Brazilian Corporations Law; and (iv) the approval by TOTVS, as the sole shareholder of Katrina, of the merger of Katrina into TOTVS, the New TOTVS’ Shares to be issued by the Company will be duly authorized, validly issued, fully paid, and non- assessable.

Thereupon we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the captions “Legal Matters” and “Enforceability of Civil Liabilities” in the Registration Statement.

Very truly yours,

/s/ Paulo Cezar Aragão
Paulo Cezar Aragão

Barbosa Müssnich Aragão Advogados

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